UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
S. Wil VanLoh, Jr., a director of Legacy Reserves GP, LLC (the "Company"), the general partner of Legacy Reserves LP, has advised the Company through a letter dated August 1, 2007 that he has resigned from the board of directors (the "Board") of the Company effective immediately, and that he is not resigning because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but in consideration of his significant anticipated business obligations outside of Legacy Reserves LP relating to the oil and gas industry.
Mr. VanLoh’s resignation will result in a vacancy on the Board and the Company intends to consider candidates as soon as possible to fill the vacancy.
Mr. VanLoh also resigned as a member of the audit committee of the Board. The Board has appointed Kyle D. Vann, an independent director of the Company, as a member of the audit committee, effective as of August 2, 2007.
Further, Mr. VanLoh resigned as a member of the compensation committee of the Board.  The Board has appointed G. Larry Lawrence, an independent director of the Company, as a member of the compensation committee, effective as of August 2, 2007.

Item 8.01  Other Events

On August 2, 2007, Legacy Reserves LP issued a press release announcing Mr. VanLoh’s resignation from the Board, the appointment of Mr. Vann to the audit committee of the Board and the appointment of Mr. Lawrence to the compensation committee of the Board. A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

  (d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: August 2, 2007	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 2, 2007.